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                                                                                                             Exhibit 12.1


                                                                                Boston Properties Predecessor Group
                                         Boston Properties, Inc.           -------------------------------------------------
                                     -------------------------------                          Years Ended December 31,
                                     9 months ended         6/23/97-        1/1/97-     ------------------------------------
                                        9/30/98            12/31/97        6/22/97      1996      1995      1994       1993
                                     --------------        ---------       --------    ------    ------    ------     ------
Net income before minority
 interest, and extraordinary items       96,744             38,878           4,840       8,657    (3,707)    7,583     17,477

Plus Fixed Charges:
  Interest Expense                       80,163             38,264          53,324     109,394   108,793    97,273     90,335
  Interest capitalized                    3,612              1,168           1,111         366     1,543       --         --
  Loan amortization expense               1,763                934             943       2,273     1,841     1,942      1,892

  Total Fixed Charges                    85,738             40,366          55,378     112,033   112,177    99,215     92,227

  Less:
  Interest capitalized                    3,812              1,168           1,111         366     1,543      --         --

  Adjusted earnings                     178,670             78,076          59,107     120,324   106,927   106,798    109,704

  Ratio                                    2.08               1.93            1.07        1.07      0.95      1.08       1.19
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